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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

GeoCities, Inc.:

    We consent to the use of our report dated October 8, 1998, except as to note 9, which is as of October 23, 1998 included in Proxy Statement/Prospectus on Form S-4 on or about April 26, 1999 of GeoCities, Inc. relating to the balance sheets of Starseed, Inc. as of September 30, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended September 30, 1998 and the period from October 8, 1996 (date of inception) to September 30, 1997 and to the reference to our firm under the heading "Experts" in the Information Statement/Prospectus.

    Our report dated October 8, 1998, except as to note 9, which is as of October 23, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

                                                          KPMG Peat Marwick LLP

Portland, Oregon
April 26, 1999